Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________

MANULIFE FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Canada	None
(State or other jurisdiction of incorporation or organization )	(I.R.S. Employer Identification No.)

200 Bloor Street East, North Tower 10
Toronto, Ontario, Canada M4W 1E5
(Address of Principal Executive Offices including Zip Code)

MANULIFE FINANCIAL CORPORATION
STOCK PLAN FOR NON-EMPLOYEE DIRECTORS,
EXECUTIVE STOCK OPTION PLAN AND
GLOBAL SHARE OWNERSHIP PLAN
(Full title of the Plans)

Richard A. Lococo, Esq.
Manulife Corporation
200 Bloor Street East
Toronto, Ontario,
Canada M4W 1E5
(Name, address of agent for service)

(416) 926-3000

(Telephone number including area code, of agent for service)

Copy to:

 Alan H. Paley, Esq.
Debevoise & Plimpton
919 Third Avenue
New York, New York 10022

Large accelerated filer ☑	Non-accelerated filer ☐	Accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Shares	30,000,000	$16.836	$505,084,927.56	$19,849.84

(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Act”), this Registration Statement also covers an indeterminate number of shares  (the “Common Shares”) as may be issued as a result of the anti-dilution and similar provisions of the Manulife Financial Corporation Stock Plan For Non-Employee Directors, the Executive Stock Option Plan and the Global Share Ownership Plan and the options issued thereunder.

(2)The securities registered hereby represent an addition to the (i) 2,400,000 shares of Common Shares issuable under the Manulife Financial Corporation Stock Plan For Non-Employee Directors and Executive Stock Option Plan, the offer and sale of which was previously registered pursuant to this Registration Statement and (ii) 1,000,000 shares of Common Stock issuable under the Manulife Financial Corporation Global Share Ownership Plan the offer and sale of which was previously registered pursuant to this Registration Statement.

(3)Estimated in accordance with Rule 457(c) and (h) of the Act, solely for the purpose of calculation of the registration fee.  The proposed maximum aggregate offering price was calculated with respect to 7,171,278 outstanding options based on $23.70 which is the weighted average exercise price of options granted under the Manulife Financial Corporation Executive Stock Option Plan with respect to shares to be registered hereunder, converted from Canadian dollars to US dollars at an exchange rate of 1.2383, and, with respect to the remaining shares under the Plans registered hereunder, based on $14.68, the average of the high and low prices of the Registrant’s common stock reported on the New York Stock Exchange on February 12, 2009.

EXPLANATORY NOTES

This Registration Statement on Form S-8 is being filed to register an additional 30,000,000 shares (the “Common Shares”), of Manulife Financial Corporation, a Canadian corporation (the “Registrant”), issued or issuable pursuant to the Manulife Financial Corporation Stock Plan For Non-Employee Directors, the Executive Stock Option Plan and the Global Share Ownership Plan (hereinafter, the “Plans”).  The contents of the Registration Statements on Forms S-8 (File No. 333-12610 and File No. 333-13072), filed with the Commission on September 26, 2000 and January 17, 2001, respectively are hereby incorporated herein by reference.

PART II.                      INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.                      Exhibits.

Exhibit No.	Description of Exhibit
5.1	Opinion of Richard A. Lococo (filed herewith).
23.1	Consent of Ernst & Young LLP (filed herewith).
23.2	Consent of Richard A. Lococo (included in Exhibit 5.1).
24.1	Powers of Attorney (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Manulife Financial Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on February 13, 2009.

MANULIFE FINANCIAL CORPORATION

By:  /s/ Angela K. Shaffer
                                Name: Angela K. Shaffer
                                Title:  Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 13, 2009.

Signature * Dominic D’Alessandro	Title President, Chief Executive Officer and Director (Principal Executive Officer)	Date February 13, 2009
* Peter H. Rubenovitch	Senior Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 13, 2009
* Gail C.A. Cook-Bennett	Chair	February 13, 2009
* John M. Cassaday	Director	February 13, 2009
* Lino J. Celeste	Director	February 13, 2009

* Thomas P. d’Aquino	Director	February 13, 2009
* Richard B. DeWolfe	Director	February 13, 2009
* Robert E. Dineen, Jr.	Director	February 13, 2009
* Pierre Y. Ducros	Director	February 13, 2009
* Scott M. Hand	Director	February 13, 2009
* Robert J. Harding	Director	February 13, 2009
* Luther S. Helms	Director	February 13, 2009
* Thomas E. Kierans	Director	February 13, 2009
* Lorna R. Marsden	Director	February 13, 2009
* Hugh W. Sloan, Jr.	Director	February 13, 2009
* Gordon G. Thiessen	Director	February 13, 2009

*By: /s/ Angela K. Shaffer
                                                  Name:  Angela K. Shaffer
                                                   Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed, solely in his capacity as the duly authorized representative of Manulife Financial Corporation in the United States, in the City of Boston, Commonwealth of Massachusetts, on the 13th day of February 2009.

JOHN HANCOCK FINANCIAL SERVICES, INC.

By:  /s/ Jonathan Chiel
                                            Name:  Jonathan Chiel
                                            Title: Executive Vice President and General
                                                Counsel – John Hancock

Index to Exhibits
Exhibit No.	Description of Exhibit
5.1	Opinion and Consent of Richard A. Lococo (filed herewith).
23.1	Consent of Ernst & Young LLP (filed herewith).
23.2	Consent of Richard A. Lococo (included in Exhibit 5.1)
24.1	Powers of Attorney (filed herewith).

Exhibit 5.1

February 13, 2009

Manulife Financial Corporation
200 Bloor Street East
Toronto, Ontario,
Canada M4W 1E5

Dear Ladies and Gentlemen:

I am Senior Vice President and Deputy General Counsel of Manulife Financial Corporation, a corporation organized under the laws of Canada (the “Company”).  A Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), is being filed concurrently herewith by the Company with the Securities and Exchange Commission (the “SEC”).  The Registration Statement relates to the registration of 30,000,000 shares of authorized and unissued or issued Common Shares (the “Shares”) to be offered from time to time pursuant to the Company’s Stock Plan for Non-Employee Directors (the “Director’s Plan”), Executive Stock Option Plan (the ESOP”) and Global Share Ownership Plan (the “GSOP”) to residents of the United States.

In that connection, I or members of my staff have examined or relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and instruments relating to the Company as I have deemed relevant and necessary to the formation of the opinion hereinafter set forth.  In such examination, I have assumed the genuineness and authenticity of all documents examined by me or members of my staff and all signatures thereon, the legal capacity of all persons executing such documents, the conformity to originals of all copies of documents submitted to us and the truth and correctness of any representations and warranties contained therein.

The opinions expressed below are based upon and limited to the laws of the Province of Ontario and the laws of Canada applicable therein and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

Based upon the foregoing, I am of the opinion that:

1.           Upon the directors of the Company granting rights to acquire common shares in accordance with the ESOP and applicable law and upon the exercise of such a right in accordance with the ESOP, the common share issuable pursuant to such right will have been validly issued as a fully paid and non-assessable common share of the Company.

2.           Upon the directors of the Company receiving a common share in accordance with the Directors’ Plan and applicable law, the common share issuable pursuant to such Directors’ Plan will have been validly issued as a fully paid and non-assessable common share of the Company.

I herby consent to the filing of this opinion (and this consent) as an exhibit to the Registration Statement.  In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.

Very truly yours,

 /s/ Richard A. Lococo
                                Richard A. Lococo
                                Senior Vice President and Deputy General Counsel

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8  of Manulife Financial Corporation pertaining to the Manulife Financial Corporation Stock Plan For Non-Employee Directors, the Executive Stock Option Plan, and the Global Share Ownership Plan of our reports dated March 18, 2008, with respect to the consolidated financial statements of Manulife Financial Corporation as at December 31, 2007 and 2006 and for the years then ended and the effectiveness of internal control over financial reporting of Manulife Financial Corporation as at December 31, 2007 filed with the Securities and Exchange Commission.

Toronto, Canada February 13, 2009	/s/ Ernst & Young LLP Chartered Accountants Licensed Public Accountants

Exhibit 24.1

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Angela Shaffer and David Kerr and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, to execute on his or her behalf, as an officer and/or director of Manulife Financial Corporation’s (the “Corporation”), the Registration Statement on Form S-8 (the “Registration Statement”) and any or all amendments (including post-effective amendments) to the Registration Statement, for the purpose of registering the Corporation’s Common Stock (the “Common Stock”) to be offered and issued pursuant to the Manulife Financial Corporation Stock Plan for Non-Employee Directors, the Executive Stock Option Plan and the Global Share Ownership Plan (the “Plans”) under the Securities Act of 1933, as amended (the “Act”), and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission (the “SEC”), and any and all other instruments which said attorney-in-fact and agent deem necessary or advisable to enable the Company to comply with the Act, the rules, regulations and requirements of the SEC in respect thereof, and the securities or Blue Sky laws of any State or governmental subdivision, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, with full power of substitution and resubstitution, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signature /s/ Dominic D’Alessandro Dominic D’Alessandro	Title President, Chief Executive Officer and Director (Principal Executive Officer)	Date February 3, 2009
/s/ Peter H. Rubenovitch Peter H. Rubenovitch	Senior Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 3, 2009
/s/ Gail C.A. Cook-Bennett Gail C.A. Cook-Bennett	Chair	February 11, 2009
/s/ John M. Cassaday John M. Cassaday	Director	February 10, 2009

s/ Lino J. Celeste Lino J. Celeste	Director	February 11, 2009
/s/ Thomas P. d’Aquino Thomas P. d’Aquino	Director	February 11, 2009
/s/ Richard B. DeWolfe Richard B. DeWolfe	Director	February 10, 2009
/s/ Robert E. Dineen, Jr. Robert E. Dineen, Jr.	Director	February 11, 2009
/s/ Pierre Y. Ducros Pierre Y. Ducros	Director	February 11, 2009
/s/ Robert J. Harding Robert J. Harding	Director	February 11, 2009
/s/ Scott M. Hand Scott M. Hand	Director	February 11, 2009
/s/ Luther S. Helms Luther S. Helms	Director	February 11, 2009
/s/ Thomas E. Kierans Thomas E. Kierans	Director	February 10, 2009
/s/ Lorna R. Marsden Lorna R. Marsden	Director	February 11, 2009
/s/ Hugh W. Sloan, Jr. Hugh W. Sloan, Jr.	Director	February 10, 2009
/s/ Gordon G. Thiessen Gordon G. Thiessen	Director	February 10, 2009